United States securities and exchange commission logo





                    June 16, 2021

       Vincent Andreula
       Chief Executive Officer
       Imperalis Holding Corp.
       30 N Gould Street, Suite 11023
       Sheridan, Wyoming 82801

                                                        Re: Imperalis Holding
Corp.
                                                            Registration
Statement on Form 10-12G
                                                            Filed April 13,
2021
                                                            File No. 000-52140

       Dear Mr. Andreula:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Trade & Services